Exhibit 10.1

Addendum #3

To The Lease

By and Between Condiotti Enterprises, Inc. (“Lessor”)

And

Ultragenyx Pharmaceutical, Inc. (“Lessee”)

Dated on or about July 1, 2011

Lessor and Lessee are parties to that certain Lakepoint Business Park Standard Lease dated on or about July 1, 2011 and amended by that certain Addendum One dated on or about July 1, 2011 and that certain Addendum Two dated on or about March 7, 2012, which together constitute the Lease and pursuant to which Lessee leases from Lessor certain space on the first and second floors of the Building located at 60 Leveroni Court, Novato, California.

Now, therefore, the parties do wish to amend the Lease further as follows:

56. There shall be added to the existing Premises occupied by Lessee (20,490sf consisting of 18,097sf second floor and 1,809sf “Load Factor”, and 574sf first floor warehouse as detailed in Addendum Two, together the “Existing Space”) approximately 24,846sf of first floor space (the “Expansion Space”), bringing the total space occupied by Lessee to 43,517±sf, exclusive of the Load Factor as addressed in Section 61 below (the “Entire Premises”) which Entire Premises comprises the entire Building located at 60 Leveroni Court, Novato, California. The square footage of both the Existing Space and the Expansion Space shall be verified by Lessor prior to occupancy and to BOMA standards. The architectural footprint drawings produced by Lessor’s architect shall be attached to this Addendum #3 as exhibit H.

57. The Term for the Expansion Space shall commence on May 1, 2014 and expire on April 30, 2019, unless extended as provided hereunder.

58. The Term for the Existing Space shall be extended to be co-terminous with the Expansion Space, so that the Term for the Entire Premises shall expire on April 30, 2019, unless extended as provided hereunder.

59. The Anniversary Date for the Entire Space shall be extended to May 1st for the purposes of the annual Base Monthly Rent increase and the annual reduction in value for the Letter of Credit (the “LOC”), subject to the terms of the Lease.

60. Base Monthly Rent for the Existing Space shall be increased to $25,122.11 effective May 1, 2014. This amount shall be inclusive of the 2014 annual Base Monthly Rent increase which had been scheduled for March 1, 2014.

61. Effective May 1, 2014 Base Monthly Rent for the Expansion Space shall be $28,407.87, (inclusive of a credit for the removal of the Load Factor space as indicated above), bringing the total Base Monthly Rent for the Premises as of May 1, 2014 to $53,529.98.

62. Thereafter, Base Monthly Rent for the Entire Space shall be increased annually, effective May 1 of each year, in accordance with the terms of the Lease.

63. Section 50 of the Lease is no longer applicable and is hereby deleted.

64. Base Monthly Rent for the Expansion Space shall be waived by Lessor for the month of May, 2014 as a one-time concession. Lessee remains responsible for the timely payment of Operating Expenses as provided in the Lease.

65. Lessee intends to install substantial improvements to the Expansion Space at Lessee’s sole cost and expense. In this regard Lessee shall present Lessor with detailed specifications and budget for Lessor’s review and approval, denial, or modification, prior to the start of any work on the premises. Lessor’s approval of the proposed improvements shall not be unreasonably withheld, conditioned or delayed.

66. Once the improvement budget and designs have been approved by Lessor, Lessee shall post a completion bond for the benefit of Lessor and in an amount sufficient to cover all of the proposed improvements. Such bond may be drawn on by Lessor in the event of Lessee’s failure to complete or pay for the approved improvements and/or to restore the Premises to rentable condition in the event that Lessee abandons or fails to complete the project.

67. Upon Lessor’s approval of the improvement designs and budget and further upon Lessee providing Lessor with the above mentioned completion bond and Lessee’s insurance extending to cover the Expansion Space, Lessor shall grant Lessee access to the Expansion Space for the diligent pursuit of completion of the approved improvements. Lessee shall not incur Base Monthly Rent for this period of early access until May 1, 2014 as stated above, but shall remain responsible for the prompt and timely payment of all utilities and other expenses incurred in connection with the early access to the Expansion Space including Operating Expenses as detailed in Section 9 of the Lease.

68. Lessee’s build-out of the Expansion Space shall be subject to the Terms of the Lease including, but not limited to, Lessor’s right to review and approve, deny, or modify any and all change orders to the designs, budget, and plans as originally approved by Lessor.

69. Lessor shall provide Lessee with an improvement contribution not to exceed $368,592.00 (“Lessor’s Contribution”). Such contribution shall be available for improvements to the Expansion Space only, and shall be subject to the following:

a.) Lessee shall not cause or allow any lien(s) to be placed upon the Property in relation to the improvements to be constructed by Lessee and shall promptly remove any liens. In all representations to the subcontractor(s), general contractor, material and/or labor suppliers or others Lessee shall characterize Lessor as a “Non-participating Lessor” and shall hold and keep Lessor harmless from any and all liens, legal actions, and damages of any kind resulting from Lessee’s build-out activities on the Property.

b.) Lessee shall post an increase in the LOC to include the amount of Lessor’s Contribution to the improvements.

c.) Lessee shall submit to Lessor copies of all invoices and conditional lien releases as they are acquired throughout the build-out.

d.) No part of Lessor’s Improvement Contribution shall be used for the acquisition or installation of Lessee’s personal property.

e.) Promptly upon receipt of all unconditional lien releases, a copy of the final signed-off permits, and a complete set of “As-Built” plans Lessor shall pay up to the improvement contribution amount to Lessee. Also at this time, Lessor shall endorse documents necessary to release the completion bond or so much of it as shall remain.

70. Lessee shall increase the LOC in an amount equal to Lessor’s maximum Contribution to $594,192.00 (“Increased Letter Of Credit”) upon execution of this Addendum 3. Subject to the Terms of the Lease and Lessee’s addition of the amount of Lessor’s maximum Contribution amount, the annual amount available for reduction for May, 2014 shall be $75,200.00. Thereafter and continuing to be subject to the Terms of the Lease the annual available LOC reduction amount shall be one-fifth of the remaining LOC amount throughout the revised Term of the Lease, but in no event shall the LOC be reduced to less than $75,200.00 throughout the revised initial Lease Term.

71. Lessor shall deliver the Expansion Space with all Building Systems in good working condition prior to Lessee’s early access to the Expansion Space.

72. Subject to Lessor’s measurement of the space as mentioned in Section 56 above, Lessee shall have exclusive use of up to 111 unreserved and unassigned parking spaces on the property.

73. Lessor has provided Lessee with a subordination, non-disturbance and attornment agreement (the “SNDA”) from Lessor’s current lender, to be executed simultaneously with this Addendum 3. The SNDA shall provide that Lessee shall have the right to occupy the Premises pursuant to this Lease so long as Lessee is not in default hereunder beyond any applicable notice and cure period. Lessor shall submit the executed SNDA to any and all superior mortgagees and, upon receipt of the fully executed SNDA from Mortgagee, shall provide Lessee with a copy and shall attach the original to this Addendum #3 as Exhibit “I”.

74. Throughout the revised Initial Term of this Lease, Lessee shall have a right of first offer (the “Right of First Offer”) with respect to the space at 52 Leveroni Court, Novato, California from time to time which is or will become vacant. Lessee shall have twenty-one (21) days to respond to Lessor’s written notice to Lessee to lease any space that is within Lessee’s Right of First Offer.

Any space so leased by Lessee pursuant to the Right of First Offer shall be subject to all of the terms and conditions of this Lease including, without limitation, the Term, rate of Base Monthly Rent, and a $16.00 per square foot improvement allowance for constructing improvements said space. Should Lessee exercise this Right of First Offer the Lease Term shall be extended to be not less than sixty (60) full months from commencement of the Right of First Offer space and shall include the Entire Premises at 60 Leveroni Court, Novato, California.

Each party agrees to bear the costs of any commissions incurred in the addition of such space.

75. Except as expressly modified by this Addendum #3 the Lease shall remain in full force and effect.

Agreed to this 12th day of February, 2014.

Lessee	Lessor

/s/ Tom Kassberg	/s/ Jan Warz
Tom Kassberg, Chief Business Officer	Jan Warz, Vice President and COO

Ultragenyx Pharmaceuticals, Inc.	Condiotti Enterprises, Inc.